Exhibit 99.1

 Annual Shareholder MeetingMay 7, 2013

 Certain statements and projections of future results made in this presentation constitute forward-looking information that is based on current market, competitive and regulatory expectations that involve risk and uncertainty. Except to the extent required by law, we undertake no obligation to update publicly any forward-looking statement after this presentation, whether as a result of new information, future events, changes in assumptions or otherwise. Please see our latest Forms 10-K and 10-Q for a discussion of risk factors as they relate to forward-looking statements. Today's presentation includes certain non-GAAP financial measures. You are directed to our website at http://investor.hickorytech.comfor a reconciliation of these measures.   Safe Harbor Statement

 Dale ParkerBoard Chairman  Welcome

 Agenda

 Board of Directors

 Lyle Jacobson, Director  Lyle JacobsonHickoryTech Director1989-2013  Retiring from HickoryTech Board in 2013Thank you for your many contributions the past 24 years

 Proposals  To elect directors; James Bracke and Diane Dewbrey, to serve for three-year terms  2. To approve an advisory resolution on executive compensation  3. To ratify Moss Adams LLP as the Company's independent accounting firm and auditor for 2013

 John FinkePresident and CEO  Company Update

 Executive Team

 Transforming HickoryTech  Traditional Rural ILEC  Business Services  Broadband Growth  Executing on our Growth Strategy  Targeted acquisitions to accelerate business capabilities

 Transforming HickoryTech  Building a Regional Communications Company…

 Leveraging our Fiber Network  Targeted Distribution NetworksImproved marginsBetter customer service Added services

 Diverse Customer Base  Extensive Service and Product Portfolio

 2012 Accomplishments  Acquired and integrated IdeaOne in FargoInvested in strategic capital initiativesGrew revenue 12%Grew EBITDA 8%Increased 4Q dividend 3.5% to $0.145/share  Strategic Business Growth Driving Results

 Revenue Diversification  Diverse revenue stream with growing business segments  2006  Fiber & Data  Telecom  Equipment  2012

 Revenue Growth & Diversification  77% of 2012 revenue is from Business & Broadband Services

 Shareholder Dividends  More than 65 years of dividend payments

 HickoryTech Today….  Revenue  $183 million  EBITDA  $46 million  Diversification  77%  Business & Broadband Revenue  Regional Fiber Network  4,100  Fiber route miles  NASDAQ Stock Exchange: HTCO  Russell 2000 Index

 David Christensen,Sr. Vice President and Chief Financial Officer  Financial Overview

 2012 Company Results  *  ($ in Millions)  Net Income  Revenue  12%  Revenue Increase of $19.7 M  33%  Fiber & Data Revenue  +$3.7 M Depreciation+$3.4 M EBITDA

 EBITDA Growth  8%  Y/Y Growth  4.4%  $34.1  $42.8  $46.2  4.4%  CAGR

 Debt Management  Debt to EBITDA ratio = 2.9x at Dec. 31, 2012  IdeaOne Acquisition  ($ in Millions)  +$21.7 M  (-$5.1 M)  = +$16.6 M

 2012 Cash Flow  EBITDA  $46.2  InterestExpense  $6.0  Cash Taxes  $5.2  $7.6  Dividend  $30.3  Capex  Cash  ($2.9)  ($ in Millions)  Investment + Dividend = Shareholder Value

 Relative Stock PerformanceTotal Return  HickoryTech  Russell 3000  US Information Technology Index

 Key Strategic Initiatives  Strategic Growth through organic and external growth

 HickoryTech Investment Strengths  Diverse revenue streams / markets, emerging growth through business revenue stream and fiber network expansion  65+ years of dividend return, yield 6%Increased dividend in 2012, 2011 and 2010  Experienced company with 115-year track record of financial stability   Strong cash flow, strong balance sheet, high level of recurring revenue  Focused on doubling the value of HickoryTech by growing EBITDA, strategic services, managing debt

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